Exhibit 10.40

EXECUTION VERSION

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 22, 2020, by and between IWG Holdings, LLC, a Delaware limited liability company (the “Company”), American Tower Investments LLC, a California limited liability company (“Buyer”), and IWG Rep, LLC, a Delaware limited liability company, in its capacity as the representative of the Sellers under the Purchase Agreement (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Company, Buyer and the Seller Representative are parties to that certain Securities Purchase Agreement, dated as of November 4, 2020, by and among the Company, the Sellers party thereto, Buyer, and the Seller Representative (as amended, supplemented or modified from time to time, the “Purchase Agreement”);

WHEREAS, pursuant to Section 11.9 of the Purchase Agreement, the Purchase Agreement may only be amended or modified by a written agreement executed by Buyer, the Seller Representative (on behalf of the Sellers), and, if prior to the Closing, the Company; and

WHEREAS, Buyer, the Seller Representative and the Company desire to amend the Purchase Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           The parties acknowledge and agree that (a) the condition set forth in Section 8.1(c) of the Purchase Agreement has been satisfied and, therefore, Sections 2.5 and 10.2(a)(vii) of the Purchase Agreement shall have no further force or effect and (b) the Purchase Option Requirement has been satisfied with respect to all PO Sites and, therefore, Sections 2.6(b) through 2.6(d), inclusive, and 10.2(a)(vi) of the Purchase Agreement shall have no further force or effect. As a result, the parties acknowledge and agree that neither the Australia Escrow Amount nor the PO Escrow Amount are required and, therefore, all references in the Agreement to “Escrow Amount” shall mean the Indemnity Escrow Amount.

2.           The definition of “Redemption Agreements” is hereby deleted and replaced with the following:

“Redemption Agreements” means each of (i) the Redemption Agreements entered into on or about the date of this Agreement between a Group Company and one or more Minority Interest Holders and (ii) that certain Share Purchase Agreement entered into prior to Closing by and among Turris Sites Holdings, Inc., InSite Towers International 2, LLC, 3267351 Nova Scotia Company and 3298099 Nova Scotia Company.”

3.           Section 2.4 of the Purchase Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding the foregoing, the amount that will be withheld by Buyer in respect of Taxes imposed by Puerto Rico or its political subdivisions (“PR Withholding Taxes”) in connection with the Transaction shall not exceed $5,741,611.01. Amounts withheld in respect of PR Withholding Taxes shall be paid over by Buyer to or for the benefit of the relevant Governmental Entities in accordance with applicable law, except to the extent that Buyer determines that such payment is not required, in which case the excess of the amount withheld over the amount paid over to or for the benefit of the relevant Governmental Entities shall be paid to the Disbursement Agent reasonably promptly for payment to the Company Sellers that sold Class A Units in the Transaction (as directed by the Seller Representative). Amounts withheld in respect of PR Withholding Taxes shall be held by Buyer until the earlier of (i) the due date for the remittance of such amounts to the relevant Governmental Entities and (ii) the date on which Buyer determines that discussions with the relevant Governmental Entities are not likely to result in written guidance upon which Buyer may rely in not remitting over to the relevant Governmental Entities the withheld amounts. If Buyer in good faith determines that discussions with the relevant Governmental Entities are likely to result in written guidance upon which Buyer may rely in not remitting over to the relevant Governmental Entities the withheld amounts, Buyer and the Seller Representative shall discuss in good faith whether an approach is available under the applicable procedures of the relevant Governmental Entities which would permit deferral of the remittance of the withheld amounts pending receipt of such guidance without the imposition of interest or penalties in respect of such deferral and, if Buyer and Seller Representative reach an agreement regarding use of such procedures (a “PR Agreement”), such procedures shall be taken into account in determining the due date under clause (i) of the preceding sentence, it being understood that any action taken pursuant to a PR Agreement shall be at the sole expense of the Company Sellers that sold Class A Units in the transaction. Notwithstanding any other provision of this Agreement, if Buyer in its sole discretion determines that there is any risk that penalties or interest may be imposed on Buyer or any of its Affiliates (including the Group Companies) for failure to timely remit any PR Withholding Taxes, Buyer may remit such PR Withholding Taxes on January 15, 2021 unless the Company Sellers that sold Class A Units in the Transaction have deposited with the Escrow Agent $2,000,000 for the purpose of fully indemnifying Buyer for any amount of such interest or penalties or have made other arrangements acceptable to Buyer in its sole discretion to provide for such indemnification, which indemnification shall not be subject to or otherwise included in the calculation of any limitations on indemnification set forth in Section 10.04.”

4.           A new Section 7.14(g) shall be added to the Purchase Agreement that reads as follows:

(g)          Puerto Rican Taxes. (i) Buyer shall prepare, or cause to be prepared, Puerto Rico Forms 480.6C and 480.30 in a manner consistent with the Puerto Rico Taxes imposed on the Sellers in connection with the Transaction not being in excess of $5,741,611.01. Buyer shall provide, or cause to be provided, drafts of each Puerto Rico income Tax Return that is for a Straddle Period of any member of the Company Group not less than thirty (30) days prior to the date on which such Tax Return is due and shall consider in good faith such changes that are consistent with Section 7.14 as the Seller Representative may reasonably request with respect to such Tax Return. Buyer shall provide to the Seller Representative, as soon as practicable following payment to or for the benefit of a Governmental Entity of any amounts withheld from payments hereunder on account of PR Withholding Taxes, the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Seller Representative. Buyer shall provide such additional information relating to such withholding and remittance as the Seller Representative shall reasonably request in connection with a Seller, or direct or indirect owner of a Seller, seeking a Tax credit or deduction in respect of any such withheld amounts.

(ii) Notwithstanding any other provision of this Section 7.14 to the contrary, and without duplication of any amount payable pursuant to Section 7.14(f), Buyer shall pay or cause to be paid to the Seller Representative (or, at the direction of the Seller Representative, to the Disbursement Agent), for distribution to the Company Sellers that sold Class A Units in the Transaction (as directed by the Seller Representative), the amount of any Tax refunds or credits (whether received in cash or as a credit in respect of liabilities other than liabilities that would otherwise constitute Pre-Closing Taxes) of any Group Company with respect to PR Withholding Taxes, net of any unreimbursed expense with respect to obtaining such refunds or credits borne by Buyer or any Group Company. Buyer shall, at the Seller Representative’s expense, take and cause any Group Company to take, such steps as may reasonably be requested by the Seller Representative to obtain any such refund or credit.

5.           Section 8.2(d)(ii) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“a certificate, in form and substance reasonably acceptable to Buyer, of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 8.2(a)(i)(A), 8.2(a)(ii), 8.2(b), 8.2(c) and 8.2(j) are satisfied, as applicable to the Company;”

6.           Section 8.2(e)(ii) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“a certificate, in form and substance reasonably acceptable to Buyer, of an authorized officer of each Blocker Seller, dated as of the Closing Date, to the effect that the conditions specified in Sections 8.2(a)(i)(C), 8.2(a)(ii) and 8.2(b) are satisfied, as applicable to each Blocker Seller; and”

7.           Homeland Towers. Buyer acknowledges and agrees that any amounts payable by the Group Companies pursuant to the Purchase and Sale and Tower Development Agreement, dated as of January 20, 2011 by and between Homeland Towers, LLC and InSite Towers, LLC (as amended by the First Amendment dated as of April 30, 2012, the Second Amendment dated as of July 1, 2015 and the Third Amendment dated as of August 1, 2019), shall not be included in Transaction Expenses and shall be the sole responsibility of the Group Companies (and not the Sellers) in respect of the Purchase Agreement.

8.           In case of any inconsistencies between the terms and conditions contained in this Amendment and the terms and conditions contained in the Purchase Agreement, the terms and conditions of this Amendment shall control. Except as expressly provided in this Amendment, this Amendment shall not alter, modify or otherwise affect the Purchase Agreement, or any party’s rights or obligations contained therein, and the Purchase Agreement remains in full force and effect in accordance with its terms.

9.           This Amendment may be executed in one or multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by scanned pages (via E-mail or other electronic means) shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:

IWG HOLDINGS, LLC

By:	/s/ DAVID E. WEISMAN

Name:	David E. Weisman
Title:	CEO

BUYER:

AMERICAN TOWER INVESTMENTS LLC

By:	/s/ EDMUND DISANTO

Name:	Edmund DiSanto
Title:	General Counsel,
Executive Vice President,
Chief Administrative Officer

SELLER REPRESENTATIVE:

IWG REP, LLC

By:	/s/ DAVID E. WEISMAN

Name:	David E. Weisman
Title:	Authorized Officer

[Signature Page to First Amendment to Securities Purchase Agreement]